                          AUDITED FINANCIAL STATEMENTS
                           AND SUPPLEMENTAL SCHEDULES

                     THE STANLEY WORKS 401(k) SAVINGS PLAN

                     Years ended December 31, 1997 and 1996

                     The Stanley Works 401(k) Savings Plan

                          Audited Financial Statements
                           and Supplemental Schedules


                     Years ended December 31, 1997 and 1996





                                   CONTENTS

Report of Independent Auditors............................................  1

Audited Financial Statements

Statement of Financial Condition at December 31, 1997.....................  2
Statement of Financial Condition at December 31, 1996.....................  3
Statement of Income and Changes in Plan Equity for the Year Ended
   December 31, 1997......................................................  4
Statement of Income and Changes in Plan Equity for the Year Ended
   December 31, 1996......................................................  5
Notes to Financial Statements.............................................  6


Supplemental Schedules

Assets Held for Investment................................................ 11
Transactions or Series of Transactions in Excess of 5% of the Current
   Value of Plan Assets................................................... 12

                        Report of Independent Auditors

Pension Committee of The Board of Directors
The Stanley Works

We have audited the accompanying statements of financial condition of The Stanley Works 401(k) Savings Plan as of December 31, 1997 and 1996, and the related statements of income and changes in plan equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 1997 and 1996, and its income and changes in plan equity for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment as of December 31, 1997, and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1997 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1997 financial statements taken as a whole.




                                                      Ernst & Young LLP

Hartford, Connecticut
March 13, 1998                                                              1

                     The Stanley Works 401(k) Savings Plan

                        Statement of Financial Condition

                               December 31, 1997

                                                                    UNALLOCATED
                                       STANLEY STOCK               STANLEY STOCK
                                           FUND         LOAN FUND       FUND           TOTAL
                                        -------------------------------------------------------
ASSETS
Investments, at current market value:
     The Stanley Works
       Common Stock:
         8,997,264 shares
            (cost $132,445,673)         $424,558,395                                 $424,558,395

         10,007,568 shares
            (cost $181,101,634)                                      $472,232,116     472,232,116

     Short-term investments                2,515,153                                    2,515,153
                                        ------------                 ------------    ------------
                                         427,073,548                  472,232,116     899,305,664

Contributions receivable                   3,062,065                                    3,062,065
Dividends and interest receivable             45,195                    1,594,244       1,639,439
Loans to participants                                  $ 12,323,967                    12,323,967
                                        ------------   ------------   ------------   ------------
                                        $430,180,808   $ 12,323,967   $473,826,360   $916,331,135
                                        ============   ============   ============   ============

LIABILITIES AND PLAN EQUITY
Liabilities:
   Due to Retirement Plan
     for Salaried Employees
     of The Stanley Works               $    262,146                                 $    262,146
   Debt                                                               $224,647,020    224,647,020
                                        ------------                  ------------   ------------
                                             262,146                   224,647,020    224,909,166

Plan equity                              429,918,662   $ 12,323,967    249,179,340    691,421,969
                                        ------------   ------------   ------------   ------------
                                        $430,180,808   $ 12,323,967   $473,826,360   $916,331,135
                                        ============   ============   ============   ============

See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                        Statement of Financial Condition

                               December 31, 1996

                                                                       UNALLOCATED
                                      STANLEY STOCK                    STANLEY STOCK
                                          FUND          LOAN FUND          FUND          TOTAL
                                      --------------------------------------------------------------
ASSETS
Investments, at current market
  value:
     The Stanley Works
       Common Stock:
         9,449,808 shares
            (cost $137,198,542)      $255,144,816                                        $255,144,816

         10,800,908 shares
            (cost $194,540,603)                                         $291,624,516      291,624,516

     Short-term investments             4,089,979                            284,230        4,374,209
                                     ------------                       ------------     ------------
                                      259,234,795                        291,908,746      551,143,541

Dividends and interest receivable           7,557                              1,240            8,797

Loans to participants                                    $11,495,638                       11,495,638

                                     ------------        -----------    ------------     ------------
                                     $259,242,352        $11,495,638    $291,909,986     $562,647,976
                                     ============        ===========    ============     ============

LIABILITIES AND PLAN EQUITY
Liabilities:
   Due to Retirement Plan
     for Salaried Employees
     of The Stanley Works            $    262,146                                        $    262,146
   Debt                                                                 $234,789,748      234,789,748
                                     ------------                       ------------     ------------
                                          262,146                        234,789,748      235,051,894

Plan equity                           258,980,206        $11,495,638      57,120,238      327,596,082
                                     ------------        -----------    ------------     ------------
                                     $259,242,352        $11,495,638    $291,909,986     $562,647,976
                                     ============        ===========    ============     ============

See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                 Statement of Income and Changes in Plan Equity

                          Year ended December 31, 1997

                                                                       UNALLOCATED
                                      STANLEY STOCK                    STANLEY STOCK
                                          FUND          LOAN FUND          FUND          TOTAL
                                      --------------------------------------------------------------
Investment income:
   Dividends                         $  7,197,351                      $  7,993,754    $ 15,191,105
   Interest                                91,621     $   881,528            15,600         988,749
                                     ------------     -----------      ------------    ------------
                                        7,288,972         881,528         8,009,354      16,179,854

Net realized and unrealized
   appreciation in The
   Stanley Works Common Stock         194,715,441                       194,046,566     388,762,007

Employee contributions                 20,080,006                                        20,080,006

Withdrawals:
   Cash                               (36,544,886)                                      (36,544,886)
   The Stanley Works Common
     Stock                             (5,316,015)                                       (5,316,015)
                                     ------------                                      ------------
                                      (41,860,901)                                      (41,860,901)

Administrative expenses                  (537,601)                             (845)       (538,446)
Interest expense                                                        (18,796,633)    (18,796,633)
Interfund transfers - net              (8,747,461)        (53,199)        8,800,660
                                     ------------     -----------      ------------    ------------
Net increase                          170,938,456         828,329       192,059,102     363,825,887

Plan equity at beginning of year      258,980,206      11,495,638        57,120,238     327,596,082
                                     ------------     -----------      ------------    ------------
Plan equity at end of year           $429,918,662     $12,323,967      $249,179,340    $691,421,969
                                     ============     ===========      ============    ============


See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                 Statement of Income and Changes in Plan Equity

                          Year ended December 31, 1996

                                                                       UNALLOCATED
                                      STANLEY STOCK                    STANLEY STOCK
                                          FUND          LOAN FUND          FUND          TOTAL
                                      --------------------------------------------------------------
Investment income:
   Dividends                         $  6,909,565                     $  8,160,284     $ 15,069,849
   Interest                                93,635     $   680,930            6,224          780,789
                                     ------------     -----------     ------------     ------------
                                        7,003,200         680,930        8,166,508       15,850,638

Net realized and unrealized
   appreciation in The
   Stanley Works Common Stock          16,422,570                        5,764,892       22,187,462

Contributions:
   Employee                            19,968,699                                        19,968,699
   Employer                             6,232,568                                         6,232,568
                                     ------------                                      ------------
                                       26,201,267                                        26,201,267
Withdrawals:
   Cash                               (34,756,301)                                      (34,756,301)
   The Stanley Works Common
     Stock                             (4,783,322)                                       (4,783,322)
                                     ------------                                      ------------
                                      (39,539,623)                                      (39,539,623)


Administrative expenses                  (435,997)                                         (435,997)
Interest expense                                                       (19,550,376)     (19,550,376)
Interfund transfers - net              (3,775,570)       (857,031)       4,632,601
                                     ------------     -----------     ------------     ------------
Net increase (decrease)                 5,875,847        (176,101)        (986,375)       4,713,371

Plan equity at beginning of year      253,104,359      11,671,739       58,106,613      322,882,711
                                     ------------     -----------     ------------     ------------
Plan equity at end of year           $258,980,206     $11,495,638     $ 57,120,238     $327,596,082
                                     ============     ===========     ============     ============


See accompanying notes.

                     The Stanley Works 401(k) Savings Plan

                         Notes to Financial Statements

                               December 31, 1997


1. DESCRIPTION OF THE PLAN

The Stanley Works 401(k) Savings Plan (the "Savings Plan") operates as a leveraged employee stock ownership plan, is designed to comply with the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The Savings Plan is a defined contribution plan for eligible United States salaried and hourly paid employees of The Stanley Works (the "Company").

Each year, participants may contribute, through pre-tax payroll deductions up to 15% of their compensation, as defined in the Savings Plan Agreement. Such contributions are matched by the Company in an amount equal to 50% of the participant's contribution up to a maximum matching contribution of 3 1/2% of the participant's compensation.

Participant and Company contributions are invested in the Stanley Stock Fund with a guarantee, which, if necessary, is satisfied by the Retirement Plan for Salaried Employees of The Stanley Works or by the Pension Plan for Hourly Paid Employees of The Stanley Works, that the investment return on such stock acquired with employee contributions will not be less than an investment return based on two-year U.S. Treasury notes.

Employees are fully vested as to amounts in their savings accounts attributable to their own contributions and earnings thereon and amounts transferred from the other qualified plans on their behalf. All participants are vested in 100% of the value of the Company matching contributions made on their behalf after five years of service, with no vesting in the matching contributions during the first through fifth years of service.

The assets of the Savings Plan are held in trust by an independent corporate trustee, State Street Bank and Trust Company (the "Trustee") pursuant to the terms of a written Trust Agreement between the Trustee and the Company.

Benefits generally are distributed upon termination of employment. Normally, a lump-sum distribution is made in cash or shares of the Company's Common Stock (hereinafter referred to as Common Stock, Stanley Stock, or shares), at the election of the participant, from the Stanley Stock Fund.

During active employment, subject to financial hardship rules, participants may withdraw, in cash only, all or a portion of vested amounts in their accounts.

                     The Stanley Works 401(k) Savings Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

Participants may borrow from their savings account up to an aggregate amount equal to the lesser of $50,000 or 50% of the value of their vested interest in such accounts with a minimum loan of $1,000. The $50,000 loan amount limitation is reduced by the participant's highest outstanding loan balance during the 12 months preceding the date the loan is made. Each loan is evidenced by a negotiable promissory note bearing a rate of interest equal to the prime rate as reported in The Wall Street Journal on the first business day of the month immediately preceding the calendar quarter during which the loan was made, which is payable, through payroll deductions, over a term of not more than five years. Participants are allowed ten years to repay the loan if the proceeds are used to purchase a principal residence. Only one loan per participant may be outstanding at any time.

If a loan is outstanding at the time a distribution becomes payable to a participant (or beneficiary), the distribution is made net of the loan outstanding, and the distribution shall fully discharge the Savings Plan with respect to the participant's account value attributable to the outstanding loan balance.

The Savings Plan borrowed $95,000,000 in 1989 from a group of financial institutions and $180,000,000 in 1991 from the Company (see Notes 3 and 4) to acquire 5,868,088 and 9,696,968 shares, respectively, of Common Stock from the Company's treasury and previously unissued shares. The shares purchased from the proceeds of the loans were placed in the Unallocated Stanley Stock Fund (the "Unallocated Fund"). Under the 1989 loan agreement, the Company guaranteed the loan and is obligated to make annual contributions sufficient to enable the Plan to repay the loan plus interest.

The Unallocated Fund makes monthly transfers of shares, in accordance with The Savings Plan provisions, to the Stanley Stock Fund in return for proceeds equivalent to the average fair market value of the shares for the month subsequent to the last transfer. These proceeds, along with dividends received on allocated and unallocated shares and additional employee and Company contributions, if necessary, are used to make monthly payments of principal and interest on the debt. As dividends on the allocated shares are applied to the payment of debt service, a number of shares having a fair market value at least equal to the amount of the dividends so applied are allocated to the savings accounts of participants who would otherwise have received cash dividends. The excess of unallocated dividends over the amount necessary for principal and interest along with forfeitures of nonvested employee accounts are used to reduce future Company matching contributions. During 1997, these excess funds fully offset the Company's matching contribution.

                     The Stanley Works 401(k) Savings Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

The fair market value of shares released from the Unallocated Fund pursuant to loan repayments made during any year may exceed the total of employee contributions and Company matching contributions for that year. If that occurs, all participants who made contributions at any time during that year and who are employed by the Company on the last day of that year receive, on a pro rata basis, such excess value as an additional allocation of Stanley Stock for that year.

Each participant is entitled to exercise voting rights attributable to the shares allocated to their account. The Trustee is not permitted to vote participant shares for which instructions have not been given by the participant. Shares in the Unallocated Fund are voted by the Trustee in the same proportion as allocated shares.

The Company reserves the right to terminate the Savings Plan at any time, subject to its provisions. Upon such termination of the Savings Plan, the interest of each participant in the trust fund will become vested and be distributed to such participant or his or her beneficiary at the time prescribed by the Savings Plan terms and the Internal Revenue Code.

The Savings Plan sponsor has engaged William Mercer, Inc., to maintain separate accounts for each participant. Such accounts are credited with each participant's contributions, the allocated portion of the Company's matching contributions, related gains, losses and dividend income, and loan activity.

There were 10,501 and 10,805 participants ( 9,612 and 10,131 of whom were active employees) in the plan as of December 31, 1997 and 1996, respectively, of whom 2,324 and 2,537, respectively, had loans outstanding.

At December 31, 1997 and 1996, benefits payable to terminated vested participants amounted to $6,864,864 and $1,800,388, respectively.

                     The Stanley Works 401(k) Savings Plan

2. SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

The Savings Plan investments consist primarily of shares of Stanley Stock. Stanley Stock is traded on a national exchange and is valued at the last reported sales price on the last business day of the plan year. On April 17, 1996, the Board of Directors of the Company declared a two-for-one common stock split. All share amounts have been restated to reflect the stock split. Short-term investments consist of short-term bank-administered trust funds which earn interest daily at rates approximating U.S. Government securities; cost approximates market value.

DIVIDEND INCOME

Dividend income is accrued on the ex-dividend date.

GAINS OR LOSSES ON SALES OF INVESTMENTS

Gains or losses realized on the sales of investments are determined based on average cost.

EXPENSES

Administrative expenses not paid by the Company are paid by the Savings Plan.

3. DEBT

Debt consisted of the following at December 31:

                                                       1997          1996
                                                       ----          ----
   Notes payable in monthly installments to 2001
    with interest at 7.71%                         $ 47,352,052  $ 57,488,780
   Notes payable to the Company in monthly
    installments to 2026 with interest at 8.3%      177,294,968   177,300,968
                                                   ------------  ------------
                                                   $224,647,020  $234,789,748
                                                   ============  ============

The scheduled maturities of debt for the next five years are as follows:
1998--$11,067,000; 1999--$11,994,000; 2000--$13,000,000; 2001--$10,433,000;
and 2002--$1,852,000.

                     The Stanley Works 401(k) Savings Plan

3. DEBT (CONTINUED)

The notes payable to the Company are secured by shares held in the Unallocated Stock Fund. The number of shares held as security is reduced as shares are released to Stanley Stock Fund pursuant to principal and interest payments. During the year, 254,094 shares were released and at December 31, 1997, 7,972,316 shares are pledged as security.

Payment of the Savings Plan's debt has been guaranteed by the Company. Should the principal and interest due exceed the dividends paid on shares in the Stanley Stock and Unallocated Stock Funds, and employee and Company matching contributions, the Company is responsible for funding such shortfall.

4. TRANSACTIONS WITH PARTIES-IN-INTEREST

Fees paid during 1997 and 1996 for management and other services rendered by parties-in-interest were based on customary and reasonable rates for such services. The majority of such fees were paid by the Savings Plan. Fees incurred and paid by the Savings Plan during 1997 and 1996 were $538,446 and $435,997, respectively.

In 1991, the Savings Plan borrowed $180,000,000 from the Company, the proceeds of which were used to purchase 9,696,968 shares of stock from the Plan. The Savings Plan made $14,721,703 and $14,875,901 of principal and interest payments related to such debt in 1997 and 1996, respectively; at December 31, 1997, $177,294,968 was outstanding on such debt.

5. INCOME TAX STATUS

The Internal Revenue Service has ruled that the Savings Plan and the trust qualify under Sections 401(a) and 401(k) of the Internal Revenue Code (IRC) and are therefore not subject to tax under present income tax law. Once qualified, the Savings Plan is required to operate in accordance with the IRC to maintain its qualification. The Pension Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Savings Plan's qualified status.

                     The Stanley Works 401(k) Savings Plan

                           Assets Held for Investment

                               December 31, 1997

                               DESCRIPTION OF INVESTMENT,
                                  INCLUDING MATURITY DATE,
    IDENTITY OF ISSUE,            RATE OF INTEREST, PAR OR
BORROWER, OR SIMILAR PARTY             MATURITY VALUE          COST     CURRENT VALUE
---------------------------   ----------------------------   --------   -------------
Common Stock:
   The Stanley Works*         19,004,832 shares of
                                 Common Stock; par
                                 value $2.50 per share      $313,547,307  $896,790,511

Trust Funds:
   State Street Bank and      Short-Term Investment
     Trust Company*              Fund-United States
     (GSTIF)                     Government securities         2,513,141     2,513,141

   State Street Bank and      Short-Term Investment
     Trust Company* (STIF)       Fund-Pooled Bank Fund             2,012         2,012

Loans to participants         Promissory notes at
                                 prime rate with
                                 maturities of five
                                 years or ten years           12,323,967    12,323,967
                                                            ------------  ------------
Total investments                                           $328,386,427  $911,629,631
                                                            ============  =============


* Indicates party-in-interest to the Plan.

                     The Stanley Works 401(k) Savings Plan

         Transactions or Series of Transactions in Excess of 5% of the
                         Current Value of Plan Assets

                          Year Ended December 31, 1997

                                                                       CURRENT
                                                                       VALUE OF
 IDENTITY OF          PURCHASE                                         ASSET ON
    PARTY          DESCRIPTION OF         SELLING        COST OF      TRANSACTION     NET GAIN
  INVOLVED             ASSETS              PRICE          ASSET          DATE          (LOSS)
--------------   -------------------   ------------   -------------   -----------   -----------
Category (iii) - Series of transactions in excess of 5 percent of plan assets

State Street     Short-Term
   Bank and         Investment
   Trust            Fund-United                         $34,879,685     $34,879,685
   Company*         States
                    Government
                    Securities

State Street     Short-Term
   Bank and         Investment
   Trust            Fund-United       $36,454,499                      36,454,499
   Company*         States
                    Government
                    Securities


There were no category (i), (ii) or (iv) reportable transactions during 1996.

* Indicates party-in-interest to the Plan.